FOR IMMEDIATE RELEASE	Exhibit 99.1
May 23, 2011

CenterState Banks, Inc. Announces

Agreement to Purchase Federal Trust

DAVENPORT, FL. – May 23, 2011 - CenterState Banks, Inc. (NASDAQ: CSFL) announced that it has entered into a definitive agreement with The Hartford Financial Services Group, Inc. to purchase Federal Trust Corporation and subsequently merge Federal Trust Bank into its lead subsidiary bank, CenterState Bank of Florida. This transaction is expected to close by the end of the year pending regulatory approval. CenterState is well-positioned for these acquisitions as a result of its strong financial and capital position.

With the closing of this transaction, CenterState will assume all of the deposits (approximately $230 million) and purchase selected performing loans (totaling approximately $170 million) and other assets of Federal Trust Bank. CenterState will not pay a premium to assume the deposits and will receive a 27% discount on selected performing loans. CenterState also has the option to put back any purchased loan for up to one year after closing that becomes 30 days past due or becomes adversely classified by applicable regulatory standards.

Headquartered in Sanford, Florida with branches throughout Central Florida, Federal Trust Bank is strategically positioned along the I-4 and I-95 corridors in Central Florida. “Federal Trust Bank is a natural addition for CenterState. This addition continues our vision to build out the I-4 and I-95 corridors as well as our Central Florida footprint. With this acquisition, we add to our 52 other conveniently located offices in Central Florida,” said Ernie Pinner, Chairman, President, and CEO of CenterState Banks, Inc.

Founded in 1988, Federal Trust Bank is one of the oldest financial institutions in Seminole County. “Federal Trust Bank has been a reliable source for banking customers in Central Florida for almost 25 years and we look forward to continuing that tradition. We are excited for the opportunity to partner with the employees of Federal Trust and we welcome all of Federal Trust’s customers,” said John Corbett, President and CEO of CenterState Bank of Florida.

Over the past year, CenterState has acquired 3 FDIC assisted transactions headquartered in Clewiston, Bartow, and Ocala, Florida respectively. CenterState also purchased four branches from TD Bank in Putnam County, Florida in January of this year. Since the summer of 2009, CenterState has completed two successful stock offerings totaling approximately $120 million which has funded these recent acquisitions.

About CenterState Banks

CenterState Banks, Inc. is approximately $2.2 billion in assets headquartered in Davenport, Florida, between Orlando and Tampa. Currently, the Company operates through two subsidiary banks with 52 branch locations in fourteen counties throughout central Florida. Through its subsidiary banks, the Company provides a range of consumer and commercial banking services to individuals, businesses, industries and other financial institutions. The Company, through its lead subsidiary bank, also operates a correspondent banking division which is a full service unit with an extensive network of over 550 bank and other institutional relationships throughout 27 states primarily in the Southeastern United States.

Contact Information

John Corbett, President and CEO of CenterState Bank of Florida 863-206-1458

Steve Young, EVP and Chief Operating Officer of CenterState Bank of Florida 863-514-0741

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